As Filed with the Securities and Exchange Commission on July 12, 2000

                                                 Registration No. 333-__________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             STIFEL FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                       43-1273600
   (State or other jurisdiction of                        (I.R.S. Employer
   incorporation or organization)                        Identification No.)

                                 501 N. Broadway
                         St. Louis, Missouri 63102-2102
                                 (314) 342-2000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
             ------------------------------------------------------

                        Copies of all correspondence to:

            Tom Prince, Esq.                           Robert J. Endicott, Esq.
Senior Vice President and General Counsel                 Bryan Cave LLP
         Stifel Financial Corp.                        One Metropolitan Square
             501 N. Broadway                      211 North Broadway, Suite 3600
     St. Louis, Missouri 63102-2102               St. Louis, Missouri 63102-2750
             (314) 342-2000                               (314) 259-2000
           Fax: (314) 342-2850                         Fax: (314) 259-2020

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
 -------------------------------------------------------------------------------

     Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------
   Title of each class of         Amount to be        Proposed maximum      Proposed maximum         Amount of
 securities to be registered       registered        offering price per    aggregate offering    registration fee
                                                          unit(1)               price (1)
===================================================================================================================
   Common Stock, $.15 par
       value per share            487,060 shares           $10.375             $5,053,247.50          $1,335
-------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), the proposed offering price and registration fee have been calculated on the basis of the average of the high and low trading prices for the common stock on ended July 5, 2000 as reported on the New York Stock Exchange Composite Transaction Tape.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The information in this preliminary prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the amendment to the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.

--------------------------------------------------------------------------------



                   Subject to completion, Dated July 12, 2000


                                 487,060 Shares


[GRAPHIC OMITTED]                STIFEL FINANCIAL CORP.
                                 501 NORTH BROADWAY
                                 ST. LOUIS, MISSOURI 63102-2188
                                 (314) 342-2000



                                  Common Stock

                          -----------------------------


     This prospectus relates to 487,060 shares of common stock, par value $.15 per share, of Stifel Financial Corp., issued in connection with Stifel's acquisition of Hanifen, Imhoff Inc. Each share of Stifel common stock was issued together with associated preferred stock purchase rights of Stifel, but until the occurrence of certain events, these rights are not exercisable, will be evidenced by ownership of the common stock and will be transferred along with the common stock.


     The Stifel common stock covered by this prospectus is listed on the New York Stock Exchange ("NYSE") and trades under the ticker symbol "SF". On July
11, 2000, the last sale price for one share of Stifel common stock was $11.125 as reported as of 4:30 p.m. on the NYSE Composite Transactions Tape.


     The Stifel common stock covered by this prospectus may be offered for sale from time to time in accordance with the plan of distribution described in this prospectus by the selling stockholders named herein.

     We will not receive any proceeds from shares sold by the selling stockholders, and we will bear all the expenses incurred in connection with registering this offering of common stock, estimated to be approximately $15,000.

     See the information under the heading "Risk Factors" starting on page 4, which describes certain factors you should consider before purchasing the common stock.


                          -----------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                          -----------------------------


               The date of this prospectus is _____________, 2000.

                                TABLE OF CONTENTS


          Where You Can Find More Information................2
          Incorporation of Certain Documents
             by Reference....................................2
          Cautionary Statement Regarding
          Forward Looking Statements.........................3
          Risk Factors.......................................4
          Our Business.......................................7

          Use of Proceeds...................................10
          Selling Stockholders..............................10
          Plan of Distribution..............................13
          Legal Opinion.....................................13
          Experts...........................................13



                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus omits certain information contained or incorporated by reference in the registration statement. Our description in this prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. For those contracts, agreements or other documents that we filed as exhibits to the registration statement, you should read the exhibit for a more complete understanding of the documents or subject matter involved. For further information, you should refer to the registration statement and exhibits to the registration statement.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement, including the attached exhibits and schedules, and any reports, proxy statements or other information that we file at the Commission's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents by writing to the Commission and paying a duplicating charge. Please call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference rooms in other cities. The Commission also makes our filings available to the public on its Internet site (http:\\ www.sec.gov). Our common stock is traded on the New York Stock Exchange. Reports, proxy statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring you to other documents that we have filed separately with the Commission. You should consider the incorporated information as if we had reproduced it in this prospectus, except for any information directly superseded by information contained in this prospectus.

     We incorporate by reference into this prospectus the following documents we filed with the Commission under File No. 1-9305, which contain important information about us and our business and financial results:

     o   Our Annual Report on Form 10-K for the year ended December 31, 1999.

     o   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

     o   Our Current Report on Form 8-K dated June 5, 2000 (filed June 5, 2000).

     o The description of our common stock set forth in our Registration Statement on Form 8-A (filed on April 29, 1987).

     o The description of our preferred stock set forth in our Registration Statement on Form 8-A (filed on July 30, 1996).

     All documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering shall hereby be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. You should consider any statement contained in this prospectus (or in a document incorporated or deemed to be incorporated into this prospectus) to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded will no longer constitute a part of this prospectus, except as so modified or superseded.

     We will provide you with copies of any of the documents incorporated by reference into this prospectus (other than exhibits attached to those documents, unless such exhibits are specifically incorporated by reference into the information incorporated herein), without charge. Please direct your written or oral request to Stifel Financial Corp., 501 N. Broadway, St. Louis, Missouri 63102, Attention: Sandra Wood (telephone: (314) 342-2000).

     We have not authorized anyone to give any information or to make any representation concerning this offering except the information and representations which are contained in this prospectus or which are incorporated by reference in this prospectus. If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any circumstances in which an offer or solicitation is unlawful. You should not interpret the delivery of this prospectus or any sale made hereunder as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that the information in this prospectus may change after this date.


              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, our financing plans, forecasted demographic and economic trends relating to our industry, our ability to complete acquisitions and to recover acquisition-related costs, and similar matters are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect" or "intend." We cannot promise you that our expectations in such forward-looking statements will turn out to be correct. Our actual results could be materially different from our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed in this prospectus under the caption "Risk Factors."



                                  RISK FACTORS

     You should carefully consider the risk factors listed below. These risk factors may cause our future earnings to be less or our financial condition to be less favorable than we expect. You should read this section together with the other information in, or incorporated herein by reference into, this prospectus.

WE FACE INTENSE COMPETITION ASSOCIATED WITH ONLINE SECURITIES TRANSACTIONS.

     We face competition from companies offering online brokerage services, a rapidly developing industry. These competitors may have lower costs or provide fewer services and may offer their customers more attractive pricing or other terms, than we offer. We also anticipate competition from underwriters who attempt to effect public offerings for emerging growth companies through new means of distribution, including transactions effected using electronic media such as the Internet. In addition, disintermediation may occur as issuers attempt to sell their securities directly to purchasers, including sales using electronic media such as the Internet. To the extent that issuers and purchasers of securities transact business without the assistance of financial intermediaries such as Stifel, our operating results and financial condition could be adversely affected.

WE FACE INTENSE COMPETITION.

     All aspects of our business are highly competitive. We compete directly with national and regional full service broker-dealers and, to a lesser extent, with discount brokers, dealers, investment banking firms, investment advisors and certain commercial banks and, indirectly for investment assets, with insurance companies and others. The financial services industry has become considerably more concentrated as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. Such mergers and acquisitions have increased competition from these firms, many of which have significantly greater equity capital, financial and other resources than we do. With respect to retail brokerage activities, certain of the regional firms with which we compete have operated in certain markets longer than we have and have established long-standing client relationships. In addition, we expect competition from commercial banks to increase as a result of recent and anticipated legislative and regulatory initiatives in the United States to remove or relieve certain restrictions on commercial banks relating to the sale of securities. Finally, we compete with others in the financial services industry with respect to the recruiting of new employees and the retention of current employees.

THE SECURITIES BUSINESS IS VOLATILE.

     The securities business is, by its nature, subject to significant risks, particularly in volatile or illiquid markets, including the risk of trading losses, losses resulting from the ownership or underwriting of securities, counterparty failure to meet commitments, customer fraud, employee fraud, issuer fraud, errors and misconduct, failures in connection with the processing of securities transactions and litigation.

     Our principal business activity, retail broker-dealer operations, as well as our investment banking, institutional sales, investment advisory, clearing and other services, are highly competitive and subject to various risks, volatile trading markets and fluctuations in the volume of market activity. The securities business is directly affected by many factors, including economic and political conditions, broad trends in business and finance, legislation and regulation affecting the national and international business and financial communities, currency values, inflation, market conditions, the availability and cost of short-term or long-term funding and capital, the credit capacity or perceived creditworthiness of the securities industry in the marketplace and the level and volatility of interest rates. These and other factors can contribute to lower price levels for securities and illiquid markets.

     Lower price levels of securities may result in:

       o reduced volumes of securities, options and futures transactions, with a consequent reduction in commission revenues;

       o losses from declines in the market value of securities held in trading, investment and underwriting positions;

       o losses from our inability to collect or increase margin requirements for customer borrowings; and

       o reduced management fees calculated as a percentage of assets managed. In periods of low volume, levels of profitability are further adversely affected because certain expenses remain relatively fixed.

Sudden sharp declines in market values of securities and the failure of issuers and counterparties to perform their obligations can result in illiquid markets which, in turn, may result in our having difficulty selling securities, hedging our securities positions and investing funds under our management. Such negative market conditions, if prolonged, may also lower our revenues from investment banking and other activities.

     As a result of the varied risks associated with the securities business, many of which are beyond our control, our commission and other revenues could be adversely affected. A reduction in revenues or a loss resulting from the underwriting or ownership of securities could have a material adverse effect on our results of operations and financial condition.

WE ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS DUE TO LEVEL OF BUSINESS ACTIVITY AND TIMING OF TRANSACTIONS.

     Our revenues and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors. These factors include the level of institutional and retail brokerage transactions, the number of underwriting and merger and acquisition transactions completed by our clients, access to public markets for companies in which we have invested as a principal, valuations of our inventories, variations in expenditures for personnel, litigation expenses, and the expenses of establishing new business units. Our revenues from an underwriting transaction are recorded only when the underwritten securities commence trading, and revenues from a merger or acquisition transaction are recorded only when retainer fees are received or the transaction closes. Accordingly, the timing of our recognition of revenue from a significant transaction can materially affect our quarterly operating results. Despite the variability of professional incentive compensation, we could experience losses if demand for these transactions declines more quickly than our ability to change our cost structure. We cannot assure you that we will be able to sustain profitability on a quarterly or annual basis.

WE FACE INTENSE COMPETITION FOR PROFESSIONAL EMPLOYEES.

     Our business is dependent on the highly skilled, and often highly specialized, individuals we employ. Retention of sales and trading, research, investment banking, money management and administrative professionals is particularly important to our prospects. Research professionals contribute significantly to our ability to secure a role in managing public offerings.

     From time to time, we have experienced losses of sales and trading, research and investment banking professionals. The level of competition for key personnel has increased recently, particularly due to the market entry efforts of certain commercial banks and other participants in the financial services industry into retail brokerage activities. There can be no assurance that losses of key personnel due to such competition or otherwise will not occur in the future. The loss of a sales and trading, investment banking or research professional, particularly a senior professional with a broad range of contacts in an industry, could materially and adversely affect our operating results.

     We generally do not have employment agreements with our employees or senior executive officers. We attempt to retain our employees with incentives such as long-term deferred compensation plans, the issuance of our stock subject to continued employment and the grant of options to buy our stock that vest over a number of years of employment. These incentives, however, may be insufficient in light of the increasing competition for experienced professionals in the securities industry, particularly if our stock price declines or fails to appreciate sufficiently to be a competitive source of a portion of professional compensation.

OUR BUSINESS IS SUBJECT TO EXTENSIVE FEDERAL AND STATE REGULATION, WHICH IS ALSO SUBJECT TO CHANGE.

     The securities industry and our business are subject to extensive regulation in the United States by the Securities and Exchange Commission, state securities regulators and other governmental regulatory authorities. Our business also is regulated in the United States by industry self-regulatory organizations, including the NASD Regulation, Inc., or NASD, the New York Stock Exchange, or NYSE, and other exchanges. Certain of our subsidiaries are registered as investment advisers with the Commission and in several states, and as such are subject to the requirements of the Investment Advisers Act of 1940, and the Commission's regulations under the 1940 Act. In addition, we may be adversely affected as a result of new or revised legislation or regulations imposed by the Commission, other governmental regulatory authorities or self-regulatory organizations. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.

THE BUSINESS OPERATIONS OF OUR SUBSIDIARIES FACE LIMITATIONS DUE TO NET CAPITAL REQUIREMENTS.

     As a registered broker-dealer and member of the NYSE, Stifel, Nicolaus is subject to the net capital rules administered by the Commission, NYSE and NASD. These rules, which specify minimum net capital requirements for registered broker-dealers and NYSE and NASD members, are designed to assure that broker-dealers maintain adequate regulatory capital in relation to their liabilities and the size of their customer business. These requirements have the effect of requiring that at least a substantial portion of a broker-dealer's assets be kept in cash or highly liquid investments. Compliance with the net capital requirements could limit those operations that require the intensive use of capital, such as underwriting and trading activities. These rules also could restrict our ability to withdraw capital from Stifel, Nicolaus even in circumstances where Stifel, Nicolaus has more than the minimum amount of required capital.

WE MAY FACE PENALTIES DUE TO NONCOMPLIANCE, WHICH MAY ADVERSELY AFFECT OUT OPERATING RESULTS.

     Compliance with many of the regulations applicable to our business involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. In the event of non-compliance by Stifel Financial or Stifel, Nicolaus with an applicable regulation, governmental regulators and self-regulatory organizations may institute administrative or judicial proceedings that may result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders, the deregistration or suspension of the non-compliant broker-dealer or investment adviser, the suspension or disqualification of the broker-dealer's officers or employees or other adverse consequences. The imposition of any future penalties or orders on us or our affiliates could have a material adverse effect on our operating results and financial condition.

WE FACE THE RISK OF LOSSES FROM UNDERWRITING AND TRADING.

     We conduct our underwriting, securities trading and market-making activities as principal, which subjects our capital to significant risks, including market, credit, counterparty and liquidity risks. These activities often involve the purchase, sale or short sale of securities as principal in markets that may be characterized by relative illiquidity or that may be particularly susceptible to rapid fluctuations in liquidity. We from time to time have large position concentrations in securities of, or commitments to, a single issuer, or issuers engaged in a specific industry, particularly as a result of our underwriting activities. We tend to concentrate our trading positions and underwriting activities in a more limited number of industry sectors and portfolio companies than many other investment banks, which might result in higher trading losses than would occur if our positions and activities were less concentrated. In addition, the trend in all major capital markets, for competitive and other reasons, toward larger commitments on the part of lead underwriters means that, from time to time, an underwriter, including a co-manager, may retain significant position concentrations in individual securities.

WE  HAVE  LIABILITY   EXPOSURE  BECAUSE  OF  THE  SECURITIES  LAWS  AND  RELATED
LITIGATION.

     Many aspects of our business involve substantial risks of liability. An underwriter is exposed to substantial liability under federal and state securities laws, other federal and state laws and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. As is common in the securities industry, we do not carry insurance that would cover any such payments. In addition, our charter documents allow indemnification of our officers, directors and agents to the maximum extent permitted under Delaware law. We have entered into indemnification agreements with these persons. We have been and in the future may be the subject of indemnification assertions under these charter documents or agreements by our officers, directors or agents who are or may become defendants in litigation.

     In the normal course of business, we are also a defendant in various civil actions and arbitrations arising out of our activities as a broker-dealer in securities, as an underwriter, as an employer and as a result of other business activities. We have in the past made substantial payments in connection with the resolution of disputed claims, and there can be no assurance that substantial payments in connection with the resolution of disputed claims will not occur in the future. An adverse resolution of any pending or future lawsuits against

Stifel, Nicolaus or Stifel Financial could materially affect our operating results and financial condition.

     In addition to the foregoing financial costs and risks, the defense of litigation has, to a certain extent, diverted, and is expected to divert in the future, the efforts and attention of our management and staff. The amount of time that management and other employees are required to devote in connection with the defense of litigation could be substantial and might materially divert their attention from other responsibilities. Securities class action litigation in particular is highly complex and can extend for a protracted period of time, thereby consuming substantial time and effort of our management and substantially increasing the cost of such litigation.

OUR COMMUNICATIONS AND INFORMATION SYSTEMS MAY FAIL TO OPERATE PROPERLY.

     Our business is highly dependent on communications and information systems. Any failure or interruption of our systems, or of the systems of our clearing broker, could cause delays in our securities trading activities, which could have a material adverse effect on our operating results. There can be no assurance that we or our clearing broker will not suffer any such systems failure or interruption, whether caused by an earthquake, fire, other natural disaster, power or telecommunications failure, act of God, act of war or otherwise, or that our back-up procedures and capabilities in the event of any such failure or interruption will be adequate.

                                  OUR BUSINESS

     Stifel offers securities-related financial services through its wholly-owned operating subsidiaries, Stifel Nicolaus & Company, Incorporated, Century Securities Associates, Inc. and Pin Oak Capital Ltd. These subsidiaries provide brokerage, trading, investment banking, investment advisory, and related financial services primarily to customers throughout the United States from 63 locations. Stifel's customers include individuals, corporations, municipalities and institutions. Although Stifel has customers throughout the United States, its major geographic area of concentration is in the Midwest.

     Private Client. We provide securities transaction and financial planning services to our private clients through Stifel Nicolaus' branch system and its independent contractor firm, Century Securities Associates. In 1998 and 1999 management made significant investments in personnel, technology, and market data platforms to grow the private client segment.

     Capital  Markets.  Capital markets include  investment  banking,  corporate finance and public finance departments, research department, syndicate department, over-the-counter equity trading, and institutional sales and trading.

     Other Segments. In addition to our private client and capital markets segments, we have an investment advisory firms which provides investment advisory services to individuals, fiduciary, and corporate clients. Revenues are derived based upon assets under management. Pin Oak Capital is registered as an investment advisor in five states and had assets under management of approximately $176,442,000 at December 31, 1999.

     Stifel, Nicolaus clears transactions for our independent contractor, Century Securities Associates, and two other introducing broker-dealers.

     Acquisition of Hanifen, Imhoff. On January 12, 2000, we completed the acquisition of Hanifen, Imhoff Inc., a Denver-based investment banking firm. The transaction is being accounted for as a purchase and provided for a tax-free exchange of approximately 517,000 shares of our common stock for all of the outstanding shares of Hanifen, Imhoff. In connection with the transaction, certain key associate of Hanifen, Imhoff executed employment agreements containing non-compete provisions and restrictions on the sale of the stock received in the merger and were awarded options in Stifel. Hanifen, Imhoff also has offices located in Omaha, Nebraska and Winter Park, Florida. The merger added 59 investment bankers, research analysts, institutional sales associates, and traders to the capital markets segment, as well as 23 administrative and technical support associates.

     Our executive offices are located at 501 North Broadway, St. Louis, Missouri 63102, and our telephone number is (314) 342-2000.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common shares offered by this prospectus, nor will such proceeds be available for our use or benefit.


                              SELLING STOCKHOLDERS

     All of the common shares registered for sale under this prospectus are owned by former stockholders of Hanifen, Imhoff Inc. All of the shares were acquired by the selling stockholders in connection with the acquisition by Stifel of Hanifen, Imhoff. Under the terms of the transaction, Stifel agreed to register the shares of common stock received by the selling stockholders in connection with the transaction.

     The term "selling stockholders" also includes any permitted transferees, pledgees, donees, or other successors in interest to the selling stockholders named in the table below. To the extent required, we will name any additional selling stockholder in a supplement to this prospectus.

     The following table sets forth as of the date of this prospectus the name of each of the selling stockholders and the nature of any position, office or other material relationship that such selling stockholder and its affiliates has had with Stifel and its affiliates within the past three years. The table also sets forth certain information with respect to the beneficial ownership of our common stock by the selling stockholders as of July ___, 2000 before giving effect to any sale of shares of common stock in this offering which may occur. No selling stockholder is obligated to sell all or any portion of his or her shares, nor are they obligated to sell any of their shares immediately pursuant to this prospectus. Certain of the selling stockholders entered into agreements with Stifel whereby, prior to making any sale of the common stock received by them in the acquisition, they would afford Stifel the right to purchase such shares. Because the selling stockholders may sell all or some of their shares, no estimate can be given as to the amount of common stock actually to be offered for sale by any selling stockholder or as to the amount of common stock that will be held by any selling stockholder upon the termination of this offering.


Name and Relationship           Ownership Prior to the       Number of Shares     Ownership After
 to Stifel, if any                     Offering               Offered Hereby        the Offering
---------------------------------------------------------------------------------------------------
                                        Shares       %              Shares                      %
                                       -------     -----           -------           ------   -----

Gary E. Akers (2)...............         3,870       *               3,870             --       *
Brian D. Basset.................            30       *                  30             --       *
Jeffrey L. Beach (2)............        15,481       *              15,481             --       *
David P. Bell (2)...............         1,161       *               1,161             --       *
Steven H. Bell  (1).............        15,000       *              15,000             --       *
Keith C. Douglass (2)...........         8,583       *               8,583             --       *
William V. Dunn (1).............         3,870       *               3,870             --       *
Warren N. Eckloff (1)...........        30,962       *              30,962             --       *
Debra L. Freeman (3)............         3,870       *               3,870             --       *
Timothy P. Gaudette (3).........        12,384       *              12,384             --       *
Gerard F. Hallaran (2)..........        30,963       *              30,963             --       *
Bennie W. Hasten (2)............        27,092       *              27,092             --       *
Cynthia J. Heigman (3)..........         1,697       *               1,697             --       *
Michael F. Imhoff (1)...........        30,962       *              30,962             --       *
Walter F. Imhoff (1)............        30,963       *              30,963             --       *
Ralph D. Janitell (3)...........         4,804       *               4,804             --       *
Christian D. Jensen (1).........        30,961       *              30,961             --       *
Trent R. Jones..................           309       *                 309             --       *
Fred Koch III (3)...............         3,483       *               3,483             --       *
Dennis M. Kortman...............         8,696       *               8,696             --       *
Mark C. Koza (2)................         7,739       *               7,739             --       *
John D. Kucera (1)..............        30,963       *              30,963             --       *
Jeffrey T. Larson (1)...........        12,384       *              12,384             --       *
David J. Margarone (3)..........         1,740       *               1,740             --       *
Deidre A. Marrin (3)............         1,431       *               1,431             --       *
Lawrence Marx (4)...............        12,383       *              12,383             --       *
Jon M. Mollenberg (3)...........         1,857       *               1,857             --       *
Ronald D. New (3)...............        10,062       *              10,062             --       *
Barry P. Ollman (2).............        30,963       *              30,963             --       *
Carlos O. Pereda (4)............         1,548       *               1,548             --       *
Alan M. Scott (1)...............        30,963       *              30,963             --       *
James C. Sepenzis (1)...........        30,963       *              30,963             --       *
Gerald J. Spethman Jr. (4)......           309       *                 309             --       *
Robin C. Troublefield...........           174       *                 174             --       *
Howard C. Van Deusen (1)........        30,963       *              30,963             --       *
Russell T. Welty (2)............        15,480       *              15,480             --       *
Lester A. Willson (2)...........         1,997       *               1,997             --       *
                                      ---------                   ---------           ----
    Total                              487,060      6.71%          487,060             --       *
                                      =========                   =========           ====

----------------------------
*   Represents ownership of less than one percent.
    (1) Managing Director
    (2) Senior Vice President
    (3) Vice President
    (4) Assistant Vice President

                              PLAN OF DISTRIBUTION

     The shares may be sold or distributed from time to time by the selling stockholders named in this prospectus, by their donees or transferees, or by their other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents. In addition, certain of the selling stockholders entered into agreements with Stifel whereby, prior to making any sale of the common stock received by them in the acquisition, they would afford Stifel the right to purchase such shares.

     The selling stockholders may offer their shares at various times in one or more of the following transactions:

       o in transactions involving cross or block trades or otherwise on the New York Stock Exchange;

       o in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;

       o in transactions "at the market" into an existing market for the common stock;

       o in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

       o  in privately negotiated transactions; or

       o  in a combination of any of the foregoing transactions.

     The selling stockholders also may sell their shares in accordance with Rule 144 under the Securities Act.

     From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders will decrease as and when the selling stockholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

     The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

     If a selling stockholder sells shares in an underwritten offering, the underwriters may acquire the shares for their own account and resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in the supplement if they purchase any of the shares.

     We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

     Under our registration rights agreements with the selling stockholders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts or commissions, stock transfer taxes and fees of legal counsel to the selling stockholders. We estimate these expenses will total approximately $15,000.

     We have agreed to indemnify the selling stockholders against certain liabilities and expenses arising out of or based upon the information contained in this document, including liabilities under federal securities laws.

     It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock.

                                  LEGAL OPINION

     Bryan Cave LLP will issue an opinion about the legality of the Stifel common stock being offered by this prospectus. One of our directors, John J. Goebel, is senior counsel at the law firm of Bryan Cave LLP. Mr. Goebel beneficially owns 17,069 shares of our common stock and has options to purchase 11,443 shares.

                                     EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by the Registrant in connection with the sale and distribution of the shares registered hereby**:

         SEC Registration Fee ............................. $     1,335
         Accounting Fees and Expenses......................       3,000 *
         Legal Fees and Expenses...........................       7,500 *
         Miscellaneous Expenses............................       3,165 *
                                                             ----------
                     Total ................................  $   15,000 *
                                                             ==========
-------------
*     Estimated

** The selling stockholders will pay any sales commissions or underwriting discount and fees incurred in connection with the sale of shares registered hereunder.

Item 15.  Indemnification of Directors and Officers.

     Section 6.4 of the Registrant's Amended and Restated By-Laws provides for indemnification by the Registrant of each person who is or was a director, officer or employee of the Registrant (or is or was serving as a director, officer or employee of any other enterprise at the request of the Registrant) to the full extent authorized by law. Certain of the directors also have indemnification agreements with the Registrant which provide for indemnification to the full extent permitted by the Delaware General Corporation Law or by any amendment thereof or any other statutory provisions authorizing or permitting indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16.  Exhibits.
     See Exhibit Index.

Item 17.  Undertakings.

     (a) The undersigned issuer hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To  include  any  prospectus  required  by  Section
                    10(a)(3) of the Securities Act;

                         (ii) To reflect in the  prospectus  any facts or events
                    arising  after  the  effective  date  of  this  registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                         (iii) To include any material  information with respect
                    to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on July 12, 2000.

                               STIFEL FINANCIAL CORP.

                               By: /s/ Ronald J. Kruszewski
                                   -------------------------------------
                                   Name: Ronald J. Kruszewski
                                   Title:  President and Chief Executive Officer



                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Ronald J. Kruszewski and James M. Zemlyak, and each of them (with full power to each of them to act alone), the true and lawful attorney in fact and agent for the undersigned, to act on behalf of and in the name of the undersigned in connection with this Registration Statement, including the authority to sign any amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), and each such person ratifies and confirms all that said attorneys in fact and agents may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             Signature                          Title                        Date
             ---------                          -----                        ----

      /s/ George H. Walker III         Chairman of the Board            July 12, 2000
------------------------------------
       (George H. Walker III)


      /s/ Ronald J. Kruszewski         President, Chief Executive       July 12, 2000
------------------------------------     Officer and Director
       (Ronald J. Kruszewski)


         /s/ Bruce A. Beda             Director                         July 12, 2000
------------------------------------
          (Bruce A. Beda)


        /s/ Charels A. Dill            Director                         July 12, 2000
------------------------------------
         (Charles A. Dill)


        /s/ Richard F. Ford            Director                         July 12, 2000
------------------------------------
         (Richard F. Ford)


         /s/ John J. Goebel            Director                         July 12, 2000
------------------------------------
          (John J. Goebel)


                                      II-3

     /s/ Stuart I. Greenbaum           Director                         July 12, 2000
-------------------------------------
      (Stuart I. Greenbaum)


       /s/ Walter F. Imhoff            Director                         July 12, 2000
-------------------------------------
        (Walter F. Imhoff)


       /s/ Robert E. Lefton            Director                         July 12, 2000
-------------------------------------
        (Robert E. Lefton)


        /s/ James M. Oates             Director                         July 12, 2000
-------------------------------------
         (James M. Oates)


       /s/ James M. Zemlyak            Chief Financial Officer          July 12, 2000
-------------------------------------
        (James M. Zemlyak)


                              EXHIBIT INDEX
Exhibit
Number                 Description
-------                -----------

     3.1 Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of Delaware on June 1, 1983, incorporated herein by reference to Exhibit 3.1 to the
                Registrant's Registration Statement on Form S-1 , as amended (Registration File No. 2-84232) filed July 19, 1983.
     3.2 Amendment to Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of Delaware on May 11, 1987, incorporated herein by reference to Exhibit (3)(a)(2) to the Registrant's Annual Report on Form 10-K (File No.1-9305) for the year ended July 31, 1987.
     3.3 Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock of the Registrant filed with the Secretary of State of Delaware on July 10, 1987, incorporated herein by reference to Exhibit (3)(a)(3) to the Registrant's Annual Report on Form 10-K (File No.1-9305) for the year ended July 31, 1987.
     3.4 Amendment to Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of Delaware on November 28, 1989, incorporated herein by reference to Exhibit
                (3)(a)(4) to the Registrant's Annual Report on Form 10-K (File No.1-9305) for the year ended July 27, 1990.
     3.5 Amended and Restated By-Laws of the Registrant, incorporated herein by reference to Exhibit 3(b)(1) to the Registrant's Annual Report on Form 10-K (File No. 1-9305) for fiscal year ended July 30, 1993.
     4.1 Preferred Stock Purchase Rights of the Registrant, incorporated herein by reference to the Registrant's Registration Statement on Form 8-A (File No. 1- 9305) filed July 30, 1996.
     5.1        Opinion of Bryan Cave LLP  regarding  the validity of the Common
                Stock
     23.1       Consent  of  Deloitte  & Touche  LLP
     23.2       Consent  of Bryan Cave LLP (included  in Exhibit  5.1)
     24.1       Power of Attorney  (included in signature page)